Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase, dated as of September 2, 2020, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Momenta Pharmaceuticals, Inc.

at

$52.50 net per share, in cash,

Pursuant to the Offer to Purchase, dated September 2, 2020

by

Vigor Sub, Inc.

a wholly owned subsidiary of

Johnson & Johnson

Vigor Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation (“Johnson & Johnson”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Momenta Pharmaceuticals, Inc., a Delaware corporation (“Momenta”), at a price of $52.50 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of September 2, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”).

Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with these institutions as to whether they charge any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, NEW YORK CITY TIME,

AT THE END OF THE DAY ON SEPTEMBER 30, 2020

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 19, 2020, by and among Johnson & Johnson, Purchaser and Momenta (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Momenta (the “Merger”) in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”) without a vote on the adoption of the Merger Agreement by Momenta stockholders, with Momenta continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Johnson & Johnson. At the closing of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (a) Shares owned by Johnson & Johnson, Purchaser, Momenta, or by any of their direct or indirect wholly owned subsidiaries, in each case at the commencement of the Offer and immediately prior to the effective time of the Merger, (b) Shares irrevocably accepted for purchase pursuant to the Offer or (c) Shares owned by any stockholders who have properly and validly demanded their appraisal rights in compliance with Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Price, without interest and less any required withholding taxes. As a result of the Merger, Momenta will cease to be a publicly traded company and will become a wholly owned subsidiary of Johnson & Johnson. The terms of the Merger Agreement are more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, (a) the expiration or termination of any waiting period applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of any voluntary agreement between Johnson & Johnson and Momenta, on the one hand, and the U.S. Federal Trade Commission or the U.S. Department of Justice, on the other hand, pursuant to which Johnson & Johnson and Momenta have agreed not to consummate the Offer or the Merger (the “Antitrust Condition”), (b) that, as of immediately prior to the Expiration Time (as defined below) the number of Shares validly tendered and not validly withdrawn in accordance with the terms of the Offer, and received by the Depositary in accordance with the procedures set forth in Section 251(h) of the DGCL (as described in more detail in the Offer to Purchase), together with the Shares then owned by Johnson & Johnson, Purchaser and their respective affiliates (if any), represent at least a majority of all then outstanding Shares on a fully-diluted basis (the “Minimum Condition”), (c) the absence of any law or order issued by any governmental authority that has the effect of making the transactions contemplated by the Merger Agreement illegal or the effect of prohibiting or otherwise preventing the transactions contemplated by the Merger Agreement (the “Restraint Condition”), (d) the absence of any pending legal proceeding under any U.S. antitrust law brought by a governmental authority that challenges or seeks to make illegal, prohibit or otherwise prevent the transactions contemplated by the Merger Agreement, or that seeks to impose any Burdensome Condition (as defined in the Offer to Purchase) thereon (the “Litigation Condition”), (e) the absence of a Company Material Adverse Effect (as defined in the Offer to Purchase) that is continuing as of immediately prior to the Expiration Time and (f) that the Merger Agreement has not been terminated in accordance with its terms. The Offer is also subject to other conditions as described in the Offer to Purchase (collectively, the “Offer Conditions”). See Section 15—“Conditions to the Offer” of the Offer to Purchase. Neither the consummation of the Offer nor the Merger is subject to any financing condition.

The Offer will expire at 12:00 midnight, New York City time, at the end of the day on September 30, 2020, which is the date that is 20 business days after the commencement of the Offer (the “Expiration Time”), unless Purchaser has extended the Offer pursuant to and in accordance with the terms of the Merger Agreement (in which event the “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). The time of acceptance for payment by Purchaser of all Shares validly tendered and not validly withdrawn in the Offer pursuant to and subject to the conditions of the Offer is referred to as the “Acceptance Time”.

THE BOARD OF DIRECTORS OF MOMENTA UNANIMOUSLY RECOMMENDS THAT MOMENTA STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The board of directors of Momenta, among other things, has unanimously (a) determined that it is in the best interests of Momenta and its stockholders, and declared it advisable, for Momenta to enter into the Merger

Agreement, (b) approved the execution and delivery by Momenta of the Merger Agreement, the performance by Momenta of its covenants and agreements contained therein and the consummation of the Offer and the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein and (c) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the stockholders of Momenta accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Merger Agreement contains provisions that govern the circumstances in which Purchaser is permitted or required to extend the Offer. The Merger Agreement provides that if, as of the then-scheduled Expiration Time, any of the Offer Conditions other than the Minimum Condition is not satisfied or has not been waived, Purchaser may (and, if requested by Momenta, must) extend the Offer on one or more occasions for an additional period of up to 15 business days per extension, or any longer period as may be approved by Momenta, to permit the satisfaction of all Offer Conditions. In addition, if, as of the then-scheduled Expiration Time, all of the Offer Conditions except the Minimum Condition are satisfied or have been waived, such that the Minimum Condition is the only Offer Condition that is not satisfied, Purchaser may (and, if requested by Momenta, must) extend the Offer on one or more occasions for an additional period of up to ten business days per extension, or any longer period as may be approved by Momenta, to permit the Minimum Condition to be satisfied (provided that Purchaser is not required to extend the Offer in these circumstances on more than three occasions, but may, in its sole discretion, elect to do so). Purchaser also must extend the Offer as required by applicable legal requirements and any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or its staff or the Nasdaq Global Select Market that is applicable to the Offer. However, in no event will Purchaser be required to extend the Offer beyond January 19, 2021 (or, in the event that any of the Antitrust Condition, the Restraint Condition (solely in respect of any antitrust law) or the Litigation Condition has not been satisfied as of that date, April 19, 2021). If Purchaser extends the Offer, the extension will extend the time that tendering stockholders will have to tender (or withdraw) their Shares.

Purchaser expressly reserves the right to waive any of the Offer Conditions and make any changes to the terms and conditions of the Offer, including the Offer Conditions. However, without the prior written consent of Momenta, Purchaser is not permitted to (a) waive or modify the Minimum Condition, the Antitrust Condition or the Restraint Condition, (b) change the form of consideration payable in the Offer, (c) decrease the Offer Price, (d) decrease the number of Shares sought to be purchased in the Offer, (e) extend the Offer or the Expiration Time except as permitted under the Merger Agreement, (f) impose conditions to the Offer other than the Offer Conditions or (g) amend any term or condition of the Offer in any manner that is adverse to the Momenta stockholders.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

Because the Merger will be effected in accordance with Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the Acceptance Time and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser and Momenta will consummate the Merger as soon as practicable. Purchaser does not expect there to be a significant period of time between the Acceptance Time and the consummation of the Merger.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms set forth in the Merger Agreement and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under no circumstances will interest be paid on the Offer Price for any Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after (a) timely receipt by the Depositary of certificates for such Shares (“Share Certificates”) or timely confirmation of the book-entry transfer of such Shares (“Book-Entry Confirmations”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 31, 2020, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. The notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. See Section 4—“Withdrawal Rights” of the Offer to Purchase.

Withdrawals of Shares may not be rescinded. Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Johnson & Johnson, Purchaser, Momenta, the Depositary, Innisfree M&A Incorporated (the “Information Agent”) or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

There will not be a “subsequent offering period” (as defined in Rule 14d-1 of the Exchange Act) for the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Momenta has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list provided to Purchaser by Momenta and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose nominees, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for the Offer Price pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See Section 5—“Material United States Federal Income Tax Consequences” of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer and the Merger. Each holder of Shares should consult with its tax advisor as to the particular tax consequences to such holder of exchanging Shares for cash in the Offer or the Merger.

The Offer to Purchase, the Letter of Transmittal and the other related tender offer documents contain important information. Holders of Shares should carefully read such documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent at its telephone numbers and address set forth below. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Except as set forth in the Offer to Purchase, neither Johnson & Johnson nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free:

(888) 750-5834

Banks and Brokers may call collect:

(212) 750-5833

September 2, 2020